Media:
Luis Diaz-Perez
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Investor Relations:
Mary Ann Wall
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130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release

August 2, 2001

Peoples Energy To Implement Voluntary Retirement Program

CHICAGO - Peoples Energy (NYSE: PGL) today announced a special early retirement program for its non-union employees.

"This program continues our efforts to ensure profitability through increased efficiency and improved service," said Tom Patrick, president and chief operating officer of Peoples Energy. "It will enable us to accelerate the benefits of process improvements now underway."

The company indicated that approximately 170 employees are eligible to elect retirement under the plan. The program does not apply to company officers. Employees who take advantage of the offer will retire effective Dec. 1, 2001. The company may require an employee to postpone retirement under the program beyond Dec. 1 in order to provide for a smooth transition.

"The program will result in a one-time charge to fiscal 2001 earnings," said Jim Luebbers, chief financial officer of Peoples Energy. "Assuming 50% of eligible employees participate, the program is estimated to yield annual labor savings of about $7 million." Benefit payments will be borne by the company's pension plan trust, which will continue to be well funded.

Peoples Energy is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

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